EXHIBIT 1.1
Mandate Agreement CNR 9-2006
AGREEMENT
CONCERNING ARRANGEMENT SERVICES AND PROVISION OF FINANCIAL ADVICE
FOR A PRIVATE PLACEMENT OF SHARES
Between CanArgo Energy Corp., St. Peter Port, Guernsey GY1 3RR, British Isles (“the Client”) and Terra Securities ASA, org. no. 979561296 as Joint Lead Manager, (“the Arranger”) and Orion Securities ASA, whereby it has been agreed this day as follows (“The Mandate”):
1	Background

The Client plans to carry out a share capital increase of USD 5-20 million (“the Transaction”), in order to increase the company’s financial flexibility with the intent to secure a drilling rig currently drilling for the company, for the drilling of an additional well at the Client’s Manavi or Norio oil fields.

A private placement of minimum USD 5 million will be executed to enable the Client to secure the said rig. The maximum amount of shares to be issued is 20 million.

The transaction is expected to take place on September 19, 2006 and the Client will use its reasonable endeavours admit the shares to trading at the Oslo Stock Exchange by October 19, 2006.

Against this background the Client appoints the Arranger as Joint Lead Manager and Arranger of the Transaction on the detailed terms set out in the Mandate. The Arranger has agreed to cooperate with one more securities firm (“the Joint Lead Manager”). At the request of the Client, Orion Securities ASA will act as Joint Lead Manager.

2	The assignment

2.1	Arranger’ duties

2.1.1	Arrangement services
The Arranger shall manage the Transaction in accordance with the Mandate (“the Assignment”) including matters which the Arranger considers to be material in order for the Client to constitute a suitable investment alternative for financial investors. The Arranger have the necessary authorities from the Client to undertake all that the Arranger find necessary within normal market practise in order to arrange the Transaction. This may include, but is not limited to, advice with regard to capital structure, shareholder structure, shareholder policy, press releases, and other information that shall be announced in the market in connection with the Transaction and registration in the Norwegian Registry of Securities.

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The Arranger shall be book-runner and project manager for the Transaction, including co-ordinating assistance from auditors and lawyers, contact with the Oslo Stock Exchange and VPS, as well as co-ordinating the Joint Lead Manager(s) and other external advisors and suppliers. The Arranger shall be entitled to engage lawyers, auditors and other advisors for the Client’s account in connection with such due diligence review or other matters relating to the Transaction, but subject to pre-approval by to do so by the Client.

The Arranger shall at all times allocate such resources and personnel as are necessary to carry out the assignment in accordance with the Mandate.

2.1.2	Setting of issue price

The issue price will be the prevailing market price at the time of the placement less a 5% (five per cent) discount, resulting in a subscription price equal to NOK 9.10. If new shares are not admitted to trading within five business days of the receipt by the Client from all subscribers of duly signed subscription agreements including Schedule 3 (Selling stockholder questionnaire) to the Subscription Agreement (the “Trigger Date”), an additional 2.5% illiquidity discount shall apply; and if new shares are not admitted to trading within ten business days of the Trigger Date, a further and additional 2.5% illiquidity discount shall apply to the issue price as described.

2.1.3	Presentation material

The Arranger shall assist the Client in preparing a prospectus and/or other presentation material to shareholders and/or potential investors in connection with the Transaction, based on the information the Arranger receives from the Client. The Arranger has no obligation to contribute to advertisement, distribute information and/or documentation that according to the Arranger’s opinion is misleading or insufficient.

2.1.4	Subscription office, allotment and organisation of settlement

The Arranger shall be the subscription offices for the Transaction. The Arranger shall make recommendations to the Client on allotment criteria and the allotment list as well as organise settlement. The Arranger will, if necessary, notify underwriters if an underwriting syndicate has been established. The Arranger will assist the Client in dealing with investors and underwriters which have not settled but, unless otherwise agreed in a separate agreement, the Client itself takes the risk that investors and underwriters are willing and able to settle in accordance with subscription/agreement.

2.1.5	Tax, legal or accounting issues

The Arranger’ duties shall not include advice of a tax, legal or accounting nature.

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2.1.6	Market developments

The Arranger does not assume any responsibility that the Transaction can be implemented in accordance with the wishes of the Client, whether this is due to market conditions, developments in the Client or among its shareholders, or other factors.

2.2	The Client’s duties

2.2.1	Disclosure obligations

The Client undertakes to provide all public and confidential information to the Arranger which may be material to an evaluation of the Client as an investment object, including informing the Arranger on an ongoing basis of the Company’s strategies, plans and other information material to the Share Issue. The Client shall also provide the Arranger with access to all such information it requests from the Client. The Arranger shall also be given the opportunity to review such matters as it considers desirable with the Client’s employees, lawyers, auditors and other advisors. The Client shall in this relation exempt the above-mentioned persons from possible confidentiality and secrecy obligations.

Should there be any changes in relation to matters previously notified to the Arranger, the Arranger shall be notified immediately. Information material to the Transaction or to an evaluation of the Client as an investment object, and which is given by the Client to other units in Terra Securities ASA, shall be given to the Arranger at the same time.

2.2.2	Obligations upon press releases and notices to the stock exchange

Press releases or notices to the stock exchange relating to the Client’s operations and financial position and proposals for board or general meeting resolutions during the term of the Mandate, or press releases or notices to the stock exchange material to the contents of, or to an evaluation of, the prospectus and presentation material, shall be made available to the Arranger for comment before being sent out. Such notices are to be sent by telefax to Terra Securities, Corporate Finance, telefax no. +47 22 87 81 75, with reference to the Client’s main contact person within Corporate Finance.

2.2.3	Audit of the latest interim accounts

At the request of the Arranger, and/or if applicable according to relevant regulations, the Client’s external auditors shall carry out a limited audit of the latest interim accounts since the published annual accounts.

2.2.4	Registration of the increase in capital

The Client is responsible for the registration of the increase in capital and, if applicable, any other registrations in the relevant registry of business enterprises. The Arranger shall within a reasonable time in advance receive draft proposals for

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resolutions by the Client’s governing bodies which are necessary to implement the Transaction.

2.2.5	Presentation to potential investors and the broking network

Representatives of the Client’s management shall give presentations to potential investors and the broking network, if so requested by the Arranger.

3	Fees and reimbursement of expenses, etc.

Terra Securities will be Lead Manager and one more securities firm may act as Joint Lead Manager. All fees related to the Transaction governed by this agreement shall be split between the managers by the following key: The Lead Manager and the Joint Lead Manager will retain 5% on aggregate of the transaction amount in fees earned on funds raised by each manager, based on shares allotted to subscribers. In addition, each of the managers will retain 0.5% of the gross transaction amount in administration fees.

The following relates to the Client’s obligation to pay fees to the Arranger and to reimburse the Arranger’ expenses:

3.1	Subscription Fee

As mentioned above, the Client shall pay a fee of 6% in aggregate of the transaction amount (the aggregate gross proceeds of the Transaction) (“Subscription Fee”). The Subscription Fee shall be charged for shares subscribed and allotted to subscribers and any shares allotted to underwriters under any underwriting commitment. The Subscription Fee shall fall due for payment on completion of subscription and allotment.

For the avoidance of doubt, the Arranger shall be responsible for agreeing with the Joint Lead Manager how much has been raised by each manager and the client shall not be responsible for determining the allocation of fees between the managers.

3.2	Reimbursement of the Arranger’ direct expenses

The Client shall cover, on the basis of accounts, actual receipts and invoices, the Arranger’ external and internal direct expenses, for example related to the use of lawyers, auditors, other external expertise, printing, despatch, postage, translation, courier services, travel, presentations, securities services, VPS, Oslo Stock Exchange, etc. in relation to carrying out its duties according to The Mandate. The expenses may be invoiced on an ongoing basis. If the Arranger so requests, the Client is obliged to pay an amount on account to the Arranger to cover direct expenses, limited to a maximum of NOK 200,000.

Expenses from external advisors/suppliers may also be invoiced directly to the

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Client from such advisor/supplier. When such expenses are to be invoiced directly to the Client, the Arranger and Client agrees that the Arranger shall also be regarded as the client in relation to the external advisor/supplier to the extent that the Arranger shall be able to instruct the relevant advisor/supplier and have the right to receive all relevant information from such advisor/supplier.

3.3	Government duties/Value Added Tax and settlement currency

All amounts specified in the Mandate are exclusive of Value Added Tax and other government duties, hereby fines and taxes that accumulate because of non-payment or late payment of Value Added Tax and other government duties.

To the extent that at any time under current regulations Value Added Tax or other government duties are fully or partly payable on commissions, fees, services, the Arranger’ direct expenses or other outputs, these charges shall be additional and shall be invoiced to the Client.

All payment to the Arranger in accordance with the Mandate shall be made in Norwegian Kroner (“NOK”).

3.4	Authority to charge account

In the case of a transaction where the Arranger assists the Client and which involves a payment to the Client, then the Arranger on behalf of the Client, and with its necessary authority, has the right to establish a bank account for payment of the amount. The Client consents to the Arranger charging the above-mentioned account and any other of the Client’s accounts with Terra Securities ASA in respect of claims for fees and reimbursement of expenses under this Mandate.

4	Timetable

n/a

5	Confidentiality and publicity, etc.

The Mandate is to be treated as confidential and none of the parties shall publish any information that the Mandate has been entered into or with regard to the contents of this agreement or matters relating to the Mandate, unless the parties agree to that a third party should be given access to such information and to the method of providing such access/publication. This clause applies only in such information is not already publicly available.

If such publication is required by law or regulation or by the Arranger accepted business standards, then the party which is obliged to provide the information shall notify the other party of this immediately and, if possible, before the information is given

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The Arranger has the right at its own expense, subject to the Client’s prior approval (not to be unreasonably withheld or delayed) to publish information on its own participation in the Transaction through press releases and announcements in accordance with normal market practice. On such publication, the Arranger have the right to use the Client’s logo/trade marks. If the Client publishes information about the Transaction, the Client shall, subject to the Arranger’ prior approval (not to be unreasonably withheld or delayed), be entitled correspondingly to provide information on the Arranger’ participation in the Transaction.

Material/documentation of any kind which is prepared by the Arranger in connection with the Mandate, or information arising from such material, may not be given by the Client to others or otherwise made available to third parties, unless the Arranger has given its prior written approval to such action. This provision also applies to material and documentation which has been prepared on the basis of information from, or with the assistance of, the Client.

6	Liability and indemnity, etc.

6.1	The Client’s liability for the validity of its own decisions and resolutions

The Client represents that all decisions and resolutions relating to the Mandate, the Transaction and all agreements or decisions relating to the Transaction are being implemented, or will be implemented, on the basis of legally valid resolutions of the Client’s governing bodies and that the decisions and resolutions are in accordance with relevant rules set by law and regulation.

6.2	The Client’s liability for the contents of the prospectus and presentation material, etc.

The Client’s board of directors has the final responsibility on behalf of the Client for ensuring that all information given to third parties through presentations, information memorandum(s), prospectus or other sales material is fully correct and complete, and does not contain misleading, incomplete or insufficient information on matters which must be considered important for a third party’s evaluation of investment or other matters which are the subject of the presentation material.

The Client undertakes to hold the Arranger and the Arranger’ employees harmless against all claims which may be made against the Arranger and its employees as a result of execution of the Mandate for the Client, including as a result of errors in decisions and resolutions of the Client’s governing bodies and errors or omissions in the prospectus and presentation material. The Client’s liability covers both an obligation to meet claims the Arranger and its employees may be obliged to pay to third parties, as well as all expenses incurred by the Arranger and its employees in connection with the submission and pursuit of the claim, including expenses for necessary external assistance, process expenses, etc. The Arranger shall notify the

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Client within a reasonable time if a claim is made against the Arranger and its employees and which the Arranger considers may be covered by this point.

The Client shall, if so requested by the Arranger, provide a declaration of completeness and indemnity to the Arranger, signed by the Clients CEO, President or Chairman. The Client’s board of directors shall, if applicable, provide the customary declaration in the prospectus or information memorandum to the extent this is required by law or regulation or if the Arranger so requires.

6.3	Arranger’ liability

The Arranger shall only be liable to pay compensation to the Client if the Arranger has acted with gross negligence or wilfully intent. The Arranger’s liability to pay compensation is limited to the Arranger’s claim for consideration under the Mandate.

If a claim has a connection with the Arranger’s use of documents or other information provided by the Client, or that must be considered approved by the Client, the Arranger will only be liable under the acting of gross negligence. The same applies to claims that are caused by the Arranger following the Client’s written or oral instructions.

The Arranger shall not be liable in any event for indirect losses or damages of any kind incurred by the Client, including damage or loss as a result of the Client’s agreement or opportunity for an agreement with a third party either lapsing in full or in part or not being correctly fulfilled.

6.4	Exchange of information within the Arranger’ group

The Arranger is a company within the corporate structure of Terra Securities ASA. The Client acknowledges that the Securities Trading Act as well as the company’s own internal guidelines, impose a duty of secrecy between the various units in Terra Securities ASA. This means that other employees of the Arranger or in the Arranger’ group may have information which may be relevant to the Client or its decisions, but which the Arranger will not have access to in execution of its obligations under the Mandate.

6.5	Chinese walls within the Arranger’s firm

The Arranger is a securities firm which offer a broad range of investment services. In order to ensure that assignments undertaken in Corporate Finance are kept confidential, the Arranger’s other activities, including equity research and sales/trading, are separated from Corporate Finance by so-called Chinese walls. The Client acknowledges that the Arranger’ research and trading activity may be perceived to act in conflict with the Client’s interests with regard to the Transaction as a consequence of such Chinese walls.

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6.6	Tape recording

The Arranger reserves a right, but is not obliged, to record incoming and outgoing telephone conversations on tape. The Arranger may record such conversations for its own use and the Arranger has the right to use such recordings as documentation with regard to the customer’s instructions, the Arranger’ advice, etc. Tape recordings will be deleted routinely after a period determined by the Arranger. Tape recordings will only be made available to public authorities upon specific request and only as required by law or regulation.

7	The Mandate’s duration and termination.

The Mandate expires when the Transaction has been implemented and the new shares have been admitted to trading, or both parties agree in writing that the Mandate shall lapse, however no later than the 31st of December 2006.

The Mandate shall, however, in all cases expire no later than 1 month after execution in full, for work commenced under the Mandate that is expected to be accomplished after the 1 month period.

Both the Client and the Arranger may terminate the Mandate with immediate effect by written notice. Postponement of the Transaction or notice of the same shall not constitute termination. All outstanding compensation to the Arranger in accordance with the Mandate shall be paid upon such a termination.

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8	Choice of law and jurisdiction

The Mandate shall be governed by Norwegian law and the parties hereby submit to the jurisdiction of the Oslo District Court.

Oslo, 12 October 2006

On behalf of and by authority of

CanArgo Energy Corp.	Terra Securities ASA

/s/ David Robson	/s/ Truls Birkeland
Chairman	Head of Corporate Finance

Orion Securities ASA

/s/ John E. Skajem

Director

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